UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                              Cincinnati Bell Inc.
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
                         (Title of Class of Securities)

                                    171871106

                                 (CUSIP Number)

                                December 31, 2006
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [ ]  Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [ ] Rule 13d-1(d)




----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                               Page 1 of 18 Pages

CUSIP No. 171871106                   13G/A              Page 2 of 18 Pages

-----------------------------------------------------------------------
     (1)     NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

             Highbridge Capital Management, LLC              20-1901985
-----------------------------------------------------------------------
     (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)     SEC USE ONLY
-----------------------------------------------------------------------
     (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    11,169,945 shares of common stock
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    11,169,945 shares of common stock
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             11,169,945 shares of common stock
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             4.52%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             OO
-----------------------------------------------------------------------


                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 171871106                   13G/A              Page 3 of 18 Pages


-----------------------------------------------------------------------
     (1)     NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

             Highbridge International LLC
-----------------------------------------------------------------------
     (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)     SEC USE ONLY
-----------------------------------------------------------------------
     (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

             Cayman Islands, British West Indies
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    6,309,835 shares of common stock
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    6,309,835 shares of common stock
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             6,309,835 shares of common stock
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             2.55%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON
             ** OO
-----------------------------------------------------------------------


                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 171871106                   13G/A              Page 4 of 18 Pages


-----------------------------------------------------------------------
     (1)     NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

             Highbridge Capital Corporation
-----------------------------------------------------------------------
     (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)     SEC USE ONLY
-----------------------------------------------------------------------
     (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

             Cayman Islands, British West Indies
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    6,309,835 shares of common stock
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    6,309,835 shares of common stock
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             6,309,835 shares of common stock
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             2.55%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             OO
-----------------------------------------------------------------------


                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 171871106                   13G/A              Page 5 of 18 Pages


-----------------------------------------------------------------------
     (1)     NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

             Highbridge Event Driven/Relative Value Fund, L.P.
-----------------------------------------------------------------------
     (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)     SEC USE ONLY
-----------------------------------------------------------------------
     (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    640,514 shares of common stock
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    640,514 shares of common stock
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             640,514 shares of common stock
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             0.26%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             PN
-----------------------------------------------------------------------


                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 171871106                   13G/A              Page 6 of 18 Pages


-----------------------------------------------------------------------
     (1)     NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

             Highbridge Event Driven/Relative Value Fund, Ltd.
-----------------------------------------------------------------------
     (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)     SEC USE ONLY
-----------------------------------------------------------------------
     (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    4,219,596 shares of common stock
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    4,219,596 shares of common stock
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             4,219,596 shares of common stock
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             1.71%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             CO
-----------------------------------------------------------------------


                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 171871106                   13G/A              Page 7 of 18 Pages

-----------------------------------------------------------------------
     (1)     NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
             (ENTITIES ONLY)

             Highbridge Master L.P.
-----------------------------------------------------------------------
     (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)     SEC USE ONLY
-----------------------------------------------------------------------
     (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

             Cayman Islands, British West Indies
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    6,309,835 shares of common stock
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    6,309,835 shares of common stock
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNE
             BY EACH REPORTING PERSON
             6,309,835 shares of common stock
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             2.55%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             PN
-----------------------------------------------------------------------


                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 171871106                   13G/A              Page 8 of 18 Pages


-----------------------------------------------------------------------
     (1)     NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
             (ENTITIES ONLY)

             Highbridge Capital L.P.
-----------------------------------------------------------------------
     (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)     SEC USE ONLY
-----------------------------------------------------------------------
     (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

             State of Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    6,309,835 shares of common stock
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    6,309,835 shares of common stock
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             6,309,835 shares of common stock
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             2.55%
-----------------------------------------------------------------------
    (12)     TYPE OF REPORTING PERSON *
             PN
-----------------------------------------------------------------------


                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 171871106                   13G/A              Page 9 of 18 Pages

-----------------------------------------------------------------------
(1)          NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
             (ENTITIES ONLY)

             Highbridge GP, Ltd.
-----------------------------------------------------------------------
     (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)     SEC USE ONLY
-----------------------------------------------------------------------
     (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

             Cayman Islands, British West Indies
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    6,309,835 shares of common stock
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    6,309,835 shares of common stock
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             6,309,835 shares of common stock
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             2.55%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             OO
-----------------------------------------------------------------------


                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 171871106                   13G/A              Page 10 of 18 Pages


     (1)     NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
             (ENTITIES ONLY)

              Highbridge GP, LLC
-----------------------------------------------------------------------
     (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)     SEC USE ONLY
-----------------------------------------------------------------------
     (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

             State of Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    6,309,835 shares of common stock
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    6,309,835 shares of common stock
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             6,309,835 shares of common stock
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             2.55%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             OO
-----------------------------------------------------------------------


                  ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 171871106                   13G/A              Page 11 of 18 Pages


-----------------------------------------------------------------------
     (1)     NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

             Glenn Dubin
-----------------------------------------------------------------------
     (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)     SEC USE ONLY
-----------------------------------------------------------------------
     (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    11,169,945 shares of common stock
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    11,169,945 shares of common stock
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             11,169,945 shares of common stock
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN
             SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             4.52%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             IN
-----------------------------------------------------------------------


                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 171871106                   13G/A              Page 12 of 18 Pages


-----------------------------------------------------------------------
     (1)     NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE  PERSONS

             Henry Swieca
-----------------------------------------------------------------------
     (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)     SEC USE ONLY
-----------------------------------------------------------------------
     (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    11,169,945 shares of common stock
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    11,169,945 shares of common stock
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             11,169,945 shares of common stock
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             4.52%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **

             IN
-----------------------------------------------------------------------


                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 171871106                   13G/A              Page 13 of 18 Pages


         This Amendment No. 1 (this "Amendment") amends the statement on
Schedule 13G filed on June 30, 2006 (as amended, the "Schedule 13G") with respect to shares of common stock, par value $0.01 per share (the "Common Stock") of Cincinnati Bell Inc., an Ohio corporation (the "Company"). Capitalized terms used herein and not otherwise defined in this Amendment have the meanings set forth in the Schedule 13G. This Amendment amends and restates items 2(a), 2(b), 2(c), 4 and 5 in their entirety as set forth below.

Item 2(a).  Name of Person Filing
Item 2(b).  Address of Principal Business Office or, if none, Residence
Item 2(c).  Citizenship

         Items 2(a), (b) and (c) of the Schedule 13G are amended and restated as follows:

         Highbridge International LLC
         The Cayman Corporate Centre, 4th Floor
         27 Hospital Road
         Grand Cayman, Cayman Islands, British West Indies
         Citizenship:  Cayman Islands, British West Indies

         Highbridge Capital Corporation
         The Cayman Corporate Centre, 4th Floor
         27 Hospital Road
         Grand Cayman, Cayman Islands, British West Indies
         Citizenship:  Cayman Islands, British West Indies

         Highbridge Capital Management, LLC
         9 West 57th Street, 27th Floor
         New York, New York  10019
         Citizenship:  State of Delaware

         Highbridge Event Driven/Relative Value Fund, Ltd.
         c/o Highbridge Capital Management, LLC
         9 West 57th Street, 27th Floor
         New York, New York  10019
         Citizenship:  State of Delaware

         Highbridge Event Driven/Relative Value Fund, L.P.
         c/o Highbridge Capital Management, LLC
         9 West 57th Street, 27th Floor
         New York, New York  10019
         Citizenship:  State of Delaware

         Highbridge Master L.P.
         c/o Harmonic Fund Services
         The Cayman Corporate Centre, 4th Floor
         27 Hospital Road
         Grand Cayman, Cayman Islands, British West Indies
         Citizenship:  Cayman Islands, British West Indies

         Highbridge Capital L.P.
         c/o Highbridge Capital Management, LLC
         9 West 57th Street, 27th Floor
         New York, New York 10019
         Citizenship:  State of Delaware

CUSIP No. 171871106                   13G/A              Page 14 of 18 Pages


         Highbridge GP, Ltd.
         c/o Harmonic Fund Services
         The Cayman Corporate Centre, 4th Floor
         27 Hospital Road
         Grand Cayman, Cayman Islands, British West Indies
         Citizenship:  Cayman Islands, British West Indies

         Highbridge GP, LLC
         c/o Highbridge Capital Management, LLC
         9 West 57th Street, 27th Floor
         New York, New York 10019
         Citizenship:  State of Delaware

         Glenn Dubin
         c/o Highbridge Capital Management, LLC
         9 West 57th Street, 27th Floor
         New York, New York 10019
         Citizenship:  United States

         Henry Swieca
         c/o Highbridge Capital Management, LLC
         9 West 57th Street, 27th Floor
         New York, New York 10019
         Citizenship:  United States

Item 4.  Ownership

         Item 4 is hereby amended and restated as follows:

         (a) Amount beneficially owned:

         As of the date of this filing, Highbridge Master L.P., Highbridge Capital Corporation, Highbridge Capital L.P., Highbridge GP, Ltd., Highbridge GP, LLC, Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca may each be deemed the beneficial owner of 6,309,835 shares of Common Stock issuable to Highbridge International LLC. In addition, as of the date of this filing Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca may each be deemed the beneficial owner of (i) 4,219,596 shares of Common Stock issuable to Highbridge Event Driven/Relative Value Fund, Ltd., and (ii) 640,514 shares of Common Stock issuable to Highbridge Event Driven/Relative Value Fund, L.P.

         Highbridge International LLC is a subsidiary of Highbridge Master L.P. Highbridge Capital Corporation and Highbridge Capital L.P. are limited partners of Highbridge Master L.P. Highbridge GP, Ltd. is the General Partner of Highbridge Master L.P. Highbridge GP, LLC is the General Partner of Highbridge Capital L.P. Highbridge Capital Management, LLC is the General Partner of Highbridge Event Driven/Relative Value Fund, L.P. and is the trading manager of Highbridge Capital Corporation, Highbridge Capital L.P., Highbridge Master L.P. and Highbridge Event Driven/Relative Value Fund, Ltd. Glenn Dubin is a Co-Chief Executive Officer of Highbridge Capital Management, LLC. Henry Swieca is a Co-Chief Executive Officer of Highbridge Capital Management, LLC. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person. In addition, each of Highbridge Master L.P., Highbridge Capital

CUSIP No. 171871106                   13G/A              Page 15 of 18 Pages


Corporation, Highbridge Capital L.P., Highbridge GP, Ltd., Highbridge GP, LLC, Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of shares of Common Stock owned by Highbridge International LLC, Highbridge Event Driven/Relative Value Fund, L.P. and Highbridge Event Driven/Relative Value Fund, Ltd.

          (b) Percent of class:

              The Company's quarterly report on Form 10-Q filed on November 8, 2006, indicates there were 247,216,040 shares of Common Stock outstanding as of October 31, 2006. Therefore (i) Highbridge International LLC, Highbridge Master L.P., Highbridge Capital Corporation, Highbridge Capital L.P., Highbridge GP, Ltd., Highbridge GP, LLC may be deemed to beneficially own 2.55% of the outstanding shares of Common Stock of the Company, (ii) Highbridge Event Driven/Relative Value Fund, Ltd. may be deemed to beneficially own 1.71% of the outstanding shares of Common Stock of the Company, (iii) Highbridge Event Driven/Relative Value Fund, L.P. may be deemed to beneficially own 0.26% of the outstanding shares of Common Stock of the Company, and (iv) Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca may be deemed to beneficially own 4.52% of the outstanding shares of Common Stock of the Company. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person.

         (c)  Number of shares as to which such person has:

              (i)   Sole power to vote or to direct the vote

                    See Item 4(a) above.

              (ii)  Shared power to vote or to direct the vote

                    See Item 4(a) above.

              (iii) Sole power to dispose or to direct the disposition of

                    See Item 4(a) above.

              (iv)  Shared power to dispose or to direct the disposition of

                    See Item 4(a) above.

Item 5.  Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [x]

Exhibits:

Exhibit I: Joint Filing Agreement, dated as of February 5, 2007, by and among Highbridge International LLC, Highbridge Master L.P., Highbridge Capital Corporation, Highbridge Capital L.P., Highbridge GP, Ltd., Highbridge GP, LLC, Highbridge Event Driven/Relative Value Fund, Ltd., Highbridge Event Driven/Relative Value Fund, L.P., Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca.

CUSIP No. 171871106                   13G/A              Page 16 of 18 Pages


SIGNATURES

         After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: February 9, 2007

HIGHBRIDGE INTERNATIONAL LLC               HIGHBRIDGE CAPITAL CORPORATION

By: Highbridge Capital Management, LLC    By: Highbridge Capital Management, LLC
    its Trading Manager                        its Trading Manager


By: /s/ Carolyn Rubin                     By: /s/ Carolyn Rubin
    ---------------------------------         ---------------------------------
Name: Carolyn Rubin                       Name: Carolyn Rubin
Title: Managing Director                  Title: Managing Director

HIGHBRIDGE CAPITAL MANAGEMENT, LLC        HIGHBRIDGE EVENT DRIVEN/RELATIVE VALUE
                                          FUND, L.P.

                                          By: Highbridge Capital Management, LLC
                                               its General Partner
By: /s/ Carolyn Rubin
    ---------------------------------     By: /s/ Carolyn Rubin
Name:  Carolyn Rubin                         ----------------------------------
Title:Managing Director                    Name: Carolyn Rubin
                                           Title: Managing Director


HIGHBRIDGE EVENT DRIVEN/RELATIVE VALUE    HIGHBRIDGE MASTER L.P.
FUND, LTD.

By: Highbridge Capital Management, LLC    By: Highbridge GP, Ltd.
    its Trading Manager                        its General Partner

By: /s/ Carolyn Rubin                     By: /s/ Clive Harris
    --------------------------------          ---------------------------------
Name: Carolyn Rubin                       Name: Clive Harris
Title: Managing Director                  Title: Director


HIGHBRIDGE CAPITAL L.P.                    HIGHBRIDGE GP, LTD.

By: Highbridge GP, LLC
    its General Partner

By: /s/ Clive Harris                       By: /s/ Clive Harris
    --------------------------------          ---------------------------------
Name: Clive Harris                         Name: Clive Harris
Title: Director                            Title: Director

HIGHBRIDGE GP, LLC


By: /s/ Clive Harris                      /s/ Glenn Dubin
    --------------------------------      -------------------------------------
Name: Clive Harris                         GLENN DUBIN
Title: Director


/s/ Henry Swieca


------------------------------------
HENRY SWIECA

CUSIP No. 171871106                   13G/A              Page 17 of 18 Pages


                                    EXHIBIT I

                             JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the Common Stock, $0.01 par value, of Cincinnati Bell Inc., an Ohio corporation, is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated as of February 9, 2007

HIGHBRIDGE INTERNATIONAL LLC              HIGHBRIDGE CAPITAL CORPORATION

By: Highbridge Capital Management, LLC    By: Highbridge Capital Management, LLC
    its Trading Manager                       its Trading Manager


By: /s/ Carolyn Rubin                     By: /s/ Carolyn Rubin
    --------------------------------          ---------------------------------
Name:  Carolyn Rubin                      Name:  Carolyn Rubin
Title: Managing Director                  Title: Managing Director

HIGHBRIDGE CAPITAL MANAGEMENT, LLC        HIGHBRIDGE EVENT DRIVEN/RELATIVE VALUE
                                          FUND, L.P.

                                          By: Highbridge Capital Management, LLC
                                              its General Partner
By: /s/ Carolyn Rubin
    ---------------------------------     By: /s/ Carolyn Rubin
Name:  Carolyn Rubin                         ----------------------------------
Title: Managing Director                   Name:  Carolyn Rubin
                                           Title: Managing Director


HIGHBRIDGE EVENT DRIVEN/RELATIVE VALUE     HIGHBRIDGE MASTER L.P.
FUND, LTD.

By: Highbridge Capital Management, LLC
    its Trading Manager                   By: Highbridge GP, Ltd.
                                              its General Partner

By: /s/ Carolyn Rubin                     By: /s/ Clive Harris
    --------------------------------          ---------------------------------
Name:  Carolyn Rubin                      Name:  Clive Harris
Title: Managing Director                  Title: Director


HIGHBRIDGE CAPITAL L.P.                   HIGHBRIDGE GP, LTD.

By: Highbridge GP, LLC
    its General Partner

By: /s/ Clive Harris                      By: /s/ Clive Harris
    --------------------------------          ---------------------------------
Name:  Clive Harris                       Name:  Clive Harris
Title: Director                           Title: Director

HIGHBRIDGE GP, LLC

CUSIP No. 171871106                   13G/A              Page 18 of 18 Pages


By: /s/ Clive Harris                      /s/ Glenn Dubin
    --------------------------------      -------------------------------------
Name:  Clive Harris                       GLENN DUBIN
Title: Director


------------------------------------
/s/ Henry Swieca

HENRY SWIECA